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                                                                   Exhibit 23.1


CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-73680 and 333-84724) of Callaway Golf Company of our report dated June 24, 2002 relating to the statement of net assets available for benefits of the Callaway Golf Company 401(k) Retirement Investment Plan (the "Plan") and the related statement of changes in net assets available for benefits for the year ended December 31, 2001, which report appears in the December 31, 2001 annual report for the Plan on Form 11-K of Callaway Golf Company.



/s/ KPMG LLP

Costa Mesa, California
June 26, 2002